Exhibit 4.3

DEVELOPMENT AND COMMERCIALISATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALISATION AGREEMENT (this "Agreement") is made and entered into as of February 28, 2011 (the "Effective Date"), by and between IntelGenx Corp., a Canadian corporation  ("lntelGenx"),  and Pacific Therapeutics  Ltd., a Canadian company ("Pacific"). IntelGenx and Pacific each may be referred to herein individually  as a "Party," or collectively  as the "Parties".

WHEREAS, each party is the sole and exclusive  owner or Licensee of certain intellectual  property and other patent rights relating to the development of a certain Product (as such term is defined herein);

WHEREAS, Pacific wishes IntelGenx to undertake  the formulation development of the Product, all as more fully set forth herein;

WHEREAS, Pacific desires to secure a license from IntelGenx to use IntelGenx' Patent Rights and Technology  and knowhow to further the Product;

WHEREAS, IntelGenx  and Pacific wish to set forth in the Agreement  the terms upon which IntelGenx  may enter into an agreement  with the  Commercial  Partner for the purpose of permitting  the Commercial  Partner to commercialize, distribute or otherwise exploit the Product, Patents Rights and/or Licensed  Know How; and

WHEREAS,  the license to be granted shall be granted on a worldwide  basis all as more fully set out below.

NOW THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises and covenants  hereinafter  contained,  the Parties hereto agree as follows:

DEFINITIONS

"Affiliate" of a Party means any other entity that, directly or indirectly,  through one or more intermediaries, controls, is controlled  by, or is under common control with such Party.  For purposes of this definition  only, "control" and, with correlative meanings, the terms "controlled by" and "under  common control with" will mean the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership  of fifty percent or more of the voting securities  of the other organization or entity or by contract relating to voting rights or corporate governance.

"Confidential Information" shall mean any confidential  or proprietary  information  of either Party, without regard to form, including  without limitation  any and all product technology, manufacturing processes, product design, product development, product cost and pricing information, business plans or proposals, manufacturing procedures,  formulas, Technology, Know-How, processes, customer lists, marketing information and strategies, financial information, drawings, specifications, prototypes, pictures, parts, discoveries, inventions, concepts, ideas, materials,  goods, equipment  or apparatus,  techniques,  vendors, distributors, improvements, chemical structures, formulas, amino acid or nucleic acid sequences or about development plans, intellectual  property strategies,  regulatory  strategies, unpublished  patents, information about speculations regarding compound functionality or suitability,  any information of either Party without regard to form that constitutes a trade secret under applicable law, and any other information  which the disclosing  Party maintains  as confidential  or proprietary.

"Commercialisation" shall mean the commercial  distribution and/or commercial  promotion  of the Product for sale.

"Commercial Capabilities" shall mean possessing  the means, financial and otherwise, to ensure the timely completion  of all activities, necessary for the Commercialisation of the Product. "Commercial Partner" shall mean Pacific and/or any party or parties responsible  for the Commercialisation of Products.

"Commercial Revenue" shall mean all revenue derived by Pacific, within one calendar year, from Net Sales and/or Sublicense  Sales Royalties.

"External Costs" shall mean all costs, excluding Internal Costs, incurred or accrued during the Project.

"Field of Use" shall mean oral delivery of the Product.

"Infringement" shall mean any infringement, imitation,  dilution, distortion,  misappropriation or other unauthorized  use or conduct in violation or derogation of the rights in question. "Infringement Allegation" shall mean any allegation  of Infringement by a third party or that the activities contemplated  herein, or the use, or otherwise,  of  the IntelGenx  Intellectual  Property, Project Intellectual Property, Pacific Intellectual Property as related to the Project, Project related intellectual property, Patent Rights and the Licensed Patents, violate a third party's intellectual property rights.

"lntelGenx Intellectual Property" shall mean, all intellectual property owned, licensed, invented, created, or developed by IntelGenx whether existing immediately prior to the Effective Date or developed, discovered or otherwise obtained or acquired thereafter, owned or controlled by IntelGenx (or otherwise to the extent IntelGenx has rights therein, thereto or there under), and shall include all rights in such independently developed, discovered or otherwise obtained, owned, licensed or controlled: (i) invention disclosures, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions; (ii) Know How, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information; (iii) copyrightable works, copyrights and application, registrations and renewals; (v) all other proprietary rights; and (vi) all copies and tangible embodiments of any or more of the foregoing.

"lntelGenx  Revenue" shall mean all revenue derived by IntelGenx, within one calendar year, from Net Sales and/or Sublicense Sales Royalties.

"Internal Costs" shall mean the costs listed in the R&D costs portion of the R&D Budget, up to a maximum of CAD $181,500 (CAD one hundred and eighty one thousand five hundred dollars) plus a ten percent contingency.

"Licensed Application" shall mean the use of Patent Rights solely for purpose of selling, offering for sale and importing a combination product containing pentoxifylline and n acetylcysteine in the Field of Use.

"Licensed Know-How" means all information (other than that contained in the Patents) whether patentable or not and physical objects related to the Product, including but not limited to Product data, Product-related results and information, including, but not limited to, clinical data, analytical test results, non-clinical pharmacology and safety data, other R&D data, Regulatory Documentation, manufacturing and formulation information of a like nature, all provided that the Licensed Know-How is known to, generated by, vested in (or licensed to) and/or controlled by IntelGenx, including, without limitation, the Licensed Know-How.

"Licensed  Patents" shall mean IntelGenx Intellectual Property solely relating to the Product and US Patent Application 2007/0190144 and all corresponding know-how, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re examination and extensions worldwide.

"Licensed  Patents  Disputes" shall mean any and all controversies, disputes or claims arising out of, in connection with, or in relation to the interpretation, performance, non-performance, validity or breach of any agreement related to the Project or otherwise arising out of, or in any way related to the Product and/or Licensed Patents, including, without limitation, any and all claims based on contract, tort, statute or constitution.

"Licensed  Processes" shall mean the processes claimed in Patent Rights.

"Marketing Approval" shall mean the obtaining of all necessary regulatory approvals (excluding the obtainment of pricing reimbursement approval) required from the applicable regulatory authority in the territory in order to commercially sell or market the Product for human consumption in such territory, and satisfaction of any related regulatory registration and notification requirements.

"Net Sales" means amounts actually received by the Commercial Partner or its Affiliates in respect of all revenue received, less, and following recovery of, the following items (collectively, the "Recognized Deductions") as considered under International Accounting Standards (IFRS):
(i)
allowances or credits granted to and taken by customers (including wholesalers) for rejections, returns (including as a result of recalls), and prompt payment and trade, cash and volume discounts or resulting from inventory management

(ii)	amounts incurred resulting from government mandated rebate programmes (or any agency thereof);
(iii)	freight, transport, packing and insurance charges;
(iv)	taxes, including value added tax, tariffs or import/export or customs, duties; rebates, charge backs and discounts paid or credited;

"Pacific Intellectual  Property" shall mean, all intellectual property owned, licensed, invented, created, or developed by Pacific independently of IntelGenx, and whether existing immediately prior to the Effective Date or developed, discovered or otherwise obtained or acquired thereafter, owned or controlled by Pacific (or otherwise to the extent Pacific has rights therein, thereto or there under), and shall include all rights in such independently developed, discovered or otherwise obtained, owned, licensed or controlled: (i) invention disclosures, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors' certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re examination and extensions; (ii) Licensed Know-How, trade secrets, discoveries, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and protocols and information; (iii) copyrightable works, copyrights and application, registrations and renewals; (v) all other proprietary rights; and (vi) all copies and tangible embodiments of any or more of the foregoing.

"Patent Rights" shall mean inventions described in the Licensed Patents, the inventions described and claimed therein, and any divisions, continuations, continuations-in-part, or reissues thereof.

"Proceeding" shall mean any action, suit, arbitration, or other alternate dispute resolution mechanism, or investigation, inquiry, administrative hearing or any other actual, threatened or completed  proceeding, whether civil, administrative, investigative or criminal including, without limitation, any appeal there from.

"Product" shall mean products claimed in Patent Rights or products made in accordance with or by means of Licensed Processes, Licensed Application or any product containing or embodying any invention claimed in Patent Rights.

"Project" shall mean the project contemplated by this Agreement whereby the Parties will develop Product.
"Regulatory Authority" means any applicable government entity regulating or otherwise exercising authority with respect to the development and Commercialisation of a Product.

"Regulatory Documentation" means all applications, registrations, licenses, authorizations  and approvals (including all Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including  minutes and official contact reports relating to any communications with any Regulatory  Authority), all supporting documents and all clinical studies and tests, including the manufacturing  batch records for Product to be assigned, relating to a Product, and all data contained in any of the foregoing,  including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

"Sublicense" means a sublicense from Pacific to a third party under the License granted pursuant to this Agreement and the term "Sublicensee" shall be construed accordingly. "Sublicense Sales Royalties" means all sales royalties, milestones,  income and all cash or equivalents to which value can be assigned directly and/or indirectly actually received by Pacific from third party marketing Sublicensees (and/or any further Sublicensees thereof) in respect of the Product.

"Technology" shall mean any and all information or Patent Rights supplied by IntelGenx to Pacific.

2. DEVELOPMENT RESPONSIBILITIES AND DECISION-MAKING

2.1           Development. The Parties shall, following the Effective Date, undertake the co- development of the Product as more fully set forth herein below.

2.1.1    IntelGenx  Development Costs and Responsibilities. IntelGenx shall perform the development of the Product in accordance with the provisions of the development programme, and budget attached hereto as Annex 1.1 (the "R&D Programme"). The budget set forth in the R&D Programme  shall be referred to herein as the "R&D Budget". IntelGenx will be responsible, solely, for all Internal Costs.

IntelGenx shall at all times retain all manufacturing  rights related to the Licensed Application  and/or Product and shall, in furtherance to Sections 3.4 and 5.1, be responsible, at Pacific's cost, for carrying out all manufacturing  activities related to the Product, either itself or, subject to approval by Pacific, such approval not to be unreasonably withheld, delayed or conditioned, through a qualified third party manufacturer. Notwithstanding the provisions in section 2.1.2,

Notwithstanding the foregoing and/or all text or content to the contrary set forth herein, IntelGenx shall, other than Internal Costs and/or in the event that Inte1Genx exercises it Transfer Option as provided in Section 2.4, have no financial obligation in relation to the Product.

2.1.2        Pacific's Costs and Responsibilities. Pacific shall be responsible for all External Costs. For the avoidance of doubt, Pacific shall, subject to Sections 2.1, 2.4, 3.4 and 5.1, be responsible financially and/otherwise for all activities not listed in the R&D Programme, necessary for the successful Commercialisation of the Product.

2.2           Third Party  Obligations. All royalty and other payment obligations existing under any agreement entered into by either Party or any other obligation undertaken by either Party required to be paid to third parties in respect of the Commercialisation of the Product shall be the burden of the Commercial Partner. In addition, if additional license(s) to intellectual property are necessary to enable the Parties to exercise the License, and the receipt of or license to use such additional intellectual property requires payment of royalties, settlement payments, awards or any other payments made to and taken by any third party on account of the use of such third party's intellectual property shall be the burden of the Commercial Partner.

2.3           Further Development.  Within ninety (90) days of the completion of a pilot biostudy and delivery of the final report on the results of the pilot biostudy("Further Development Option Deadline"), Pacific shall have, upon verification of Pacific's  Commercial Capabilities and written notification to IntelGenx, the option to continue, at its expense, any further development of the Product deemed necessary for commercialisation of the Product whilst being, subject to Sections 3.4 and 5.1 solely responsible financially and/or otherwise for the timely completion of all activities, necessary for the commercialisation of the Product, and, for the avoidance of doubt, with all royalty obligations as per Section 8, responsibilities as per Section 2 and license grants as per Section 5, described herein remaining in effect ("Further Development Option").  In the event that Pacific elects to exercise its Further Development Option, and the Parties will enter into good faith negotiations to finalize a development and supply agreement.  Notwithstanding the foregoing IntelGenx  shall at all times retain all manufacturing rights related to the Licensed Application  and/or Product and shall, in furtherance to Sections 3.4 and 5.1, be responsible, at Pacific's cost, upon receipt by IntelGenx of a Purchase order for product from the Commercial  Partner, for carrying out all manufacturing  activities related to the Product, either itself or, subject to approval by Pacific, such approval not to be unreasonably  withheld, delayed or conditioned, through a qualified third party manufacturer.

In the event that Pacific elects not to exercise its Further Development Option, or in the event that Pacific is unable to provide reasonable evidence by the Further Development Option Deadline of Pacific's Commercial  Capabilities, Pacific shall immediately send IntelGenx written notification of such. This notice is deemed as an offer by Pacific to IntelGenx, to fully transfer title, interest, ownership  and/or control of the Project and all intellectual  property and intellectual property rights related thereto. IntelGenx  shall the have the right, at its sole discretion  to accept full title, interest, ownership  and/or control thereto and complete, at its own expense, all activities necessary to successfully  commercialize the Product, without liability to Pacific as to the result of any actions taken by IntelGenx, its Affiliates, licensee(s) and/or any sublicensee ("Transfer Option"). Notwithstanding any text to the contrary set forth herein, in the event that IntelGenx exercises its Transfer Option Pacific shall, other than costs incurred  before IntelGenx exercises its Transfer Option, have no further financial  responsibility or involvement  in further development  of the Project.

In the event that IntelGenx elects not to exercise its Transfer Option, this Agreement shall terminate, and Pacific shall, within forty five (45) days of Pacific receiving written notification oflntelGenx' decision not to exercise its Transfer Option, pay IntelGenx an amount equal to the Internal Costs. Notwithstanding termination  of the Agreement,  all royalty obligations  shall continue.

2.4           Ownership of Regulatory Application. In the event that Pacific exercises its Further Development  Option, Pacific will pay the relevant fees to the Regulatory  Authority and will file the application and act as the applicant during the regulatory  review process.

3.            LICENSE GRANT

3.1           Scope of License. Subject to all the terms and conditions of this  Agreement, IntelGenx hereby grants to Pacific, an exclusive worldwide, perpetual (subject to termination in accordance with the terms hereof) license under the Patents and the Licensed Know-How, with such exclusivity being limited to the right to and for the sole purpose the Licensed Application ("License").

3.2           Sublicenses. The License granted to Pacific under this Agreement is, subject to IntelGenx' approval, sublicensable in whole or in part, to third parties in arm’s length transactions. Pacific shall give IntelGenx written notice of any intended Sublicense, including the name of the Sublicensee and the material terms thereof. IntelGenx agrees that it cannot unreasonably withhold, delay or condition approval to any proposed Sublicense hereunder. Any sublicense by the Parties of the rights granted to such Party under this Agreement shall be consistent with the terms of this Agreement, shall contain provisions necessary to effectuate the terms of this Agreement and shall include an obligation for the Sublicensee to comply with obligations similar to those of this Agreement.

3.3           Limitations on Other  Licenses. During the term of this Agreement, IntelGenx shall not grant any rights or licenses to any Patents or Licensed Know-How, or transfer any data or know-how to any third party that conflict with lntelGenx' obligations under this Agreement and the rights granted to Pacific under this Agreement.

3.4           Manufacturing. For the avoidance of doubt, IntelGenx reserves the right to grant manufacturing privileges for the Product such a grant being subject to, in the event that Pacific exercises its Further Development Option, Pacific's approval, such approval not to be unreasonably withheld.

4.            DATA TRANSFER

4.1           Data Transfer. Upon and following the successful and valid execution of this Agreement, IntelGenx shall reasonably provide to Pacific, at no cost to Pacific, all the pertinent information it has about the Product including, but not limited to, all Patents, know-how, and R&D data as relevant for the development, marketing approval, marketing and other Commercialisation of the Product.

4.2           Assistance. IntelGenx undertakes to reasonably assist, at Pacific's cost, in a technical transfer of Licensed Know-How to a contract manufacturing organization chosen by IntelGenx and approved by Pacific, such approval not to be unreasonably withheld.

5.            DECISION MAKING

5.1           The Parties hereto shall jointly take all key decisions regarding the development and Commercialisation of the Product, subject to the following:

5.1.1           IntelGenx shall bear primary responsibility for the development of the Product in accordance of the R&D programme and shall have a deciding vote in respect of development and manufacturing decisions regarding the Product development during the R&D Programme

5.1.2           Pacific shall bear primary responsibility for the licensing, clinical testing of the Product, Commercialisation and partnering of the Product and shall have a deciding vote in respect to regulatory and partnering/licensing/Commercialisation decisions relating to the Product.

5.1.3           IntelGenx shall have the deciding vote on matters pertaining to R&D Programme and manufacturing decisions and Pacific shall have the deciding vote on matters pertaining to regulatory [see 5.1.2] and partnering/licensing/Commercialisation decisions, all as described in Section 5.1 above.

6.           DILIGENCE

IntelGenx will make a good faith, continuous and diligent effort to allocate all appropriate resources to prepare, initiate and complete its development responsibilities within the R&D Budget and the timeframe agreed for the R&D Programme.

7.           REPORTS

7.1           IntelGenx shall keep Pacific reasonably informed with respect to activities and progress regarding the development of the Product. Specifically IntelGenx will report to Pacific at the completion of the following activities as defined in the R&D Programme Pre-development Activities Analytical Characterization Pre-formulation trials Formulation development Pilot BioStudy.

7.2           Upon Exercise of the Further Development Option Pacific agrees as follows:

7.2.1         Commercialisation Reports. Within thirty (30) days following the close of each calendar quarter following  the completion  of the R&D Programme  and exercise of the Further Development  Option, Pacific will provide IntelGenx  with a quarterly report with respect to activities and progress regarding its responsibilities, the commercialisation, sublicensing, and government  approvals of Product.

7.2.2         First Commercial Sale Report.  To report to IntelGenx  the date of the first commercial  sale of the Product, together with the name of the country in which such first commercial sale occurred.

7.2.3         Revenue Reports. To deliver to IntelGenx a revenue report with respect to each calendar quarter within thirty (30) days of the expiration of such calendar quarter, detailing in a manner to be mutually agreed the following: the amount of Net Sales and Sublicense  Sales Royalties  received from Product, including  the Recognized  Deductions applicable in computing  Net Sales and the deductions  applicable  in computing Sublicense Sales Royalties, and the total Royalties due based on Net Sales and Sublicense  Sales Royalties.

7.3           Any and all information, data or reports supplied by Pacific pursuant to the provisions of this Section 7 shall be treated as Pacific's Confidential  Information.

7.4           If this Agreement is terminated  for any reason, Pacific shall deliver a final report and associated revenue sharing payment to IntelGenx within sixty (60) days after such termination.  Following termination,  Pacific shall have no further reporting obligations.

8           FINANCIAL PROVISIONS

8.1           Revenue Sharing. The Commercial  Partner will pay IntelGenx an amount equal to seven percent (7%) on the first $5,000,000 of Net Sales received  annually and 5% of Net Sales above the first $5,000,000" Notwithstanding the foregoing,  IntelGenx shall, in the event it exercises its Transfer Option, pay Pacific an amount equal to seven percent (7%) on the first $5,000,000 oflntelGenx Revenue and five percent (5%) of lntelGenx Revenue above the first $5,000,000.

8.2           Due Dates for Payment. All payments due pursuant to the provisions of Section 8.1 above shall be due and payable to IntelGenx on a calendar quarterly basis within fifteen (15) days following the submission of the relevant quarterly revenue report but no earlier than ten (10) business days following receipt of a relevant invoice from IntelGenx.

8.3           Any amounts due to IntelGenx under this Agreement will be paid in Canadian dollars, by wire transfer in immediately available funds to an account designated in writing at least fifteen (15) days in advance by IntelGenx.

8.4           Currency; Foreign Payments. If any currency conversion will be required in connection with the calculation of any payment hereunder, such conversion will be made by using the exchange rate for the purchase of U.S. dollars as published in The Wall Street Journal, Eastern Edition, on the date of the payment.

8.5           No Warranty.

8.5.1         For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by the Commercial Partner that any Commercialisation to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and the Commercial Partner makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Commercialisation. Furthermore, The Commercial Partner makes no representation to the effect that the Commercialisation of the Product, or any part thereof, will succeed, or that it shall be able to sell the Product in any quantity.

8.5.2        For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by IntelGenx that any activities carried out by IntelGenx in connection with this Agreement will actually achieve its aims or any other results and IntelGenx makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such activities. Furthermore, IntelGenx makes no representation to the effect that any clinical trials and/or any other activities required for an approval from any Regulatory Authority to market and/or sell the Product, or any part thereof, will succeed, or that the Commercial Partner shall be able to sell the Product in any quantity.

9           RECORD RETENTION  AND AUDIT

9.1           Record Retention. Pacific will maintain (and will ensure that its Affiliates maintain) complete and accurate books, records and accounts that fairly reflect Net Sales and/or Sublicense  Sales Royalties, in sufficient detail to confirm the accuracy of any payments required hereunder,  which books, records and accounts will be retained for two (2) years after the end of the period to which such books, records and accounts pertain.

9.2           Audit. IntelGenx will have the right, at its own cost, to have an independent  certified public accounting  firm of nationally recognized standing, reasonably acceptable  to Pacific and who agrees to be bound by a customary  undertaking  of confidentiality (including  an undertaking  not to disclose to IntelGenx  any information other than the results of its audit), have access during normal business hours, and upon reasonable prior written notice, to the Commercial Partner's records together with any disclosure  necessary to explain the same as may be reasonably  necessary to verify the accuracy of Net Sales, Royalties and/or Sublicense Sales Royalties, as applicable, for any fiscal year ending not more than twenty-four  (24) months prior to the date of such request provided, however, that IntelGenx  will not have the right to conduct more than one  such audit in any calendar year or more than one such audit covering any given time period. Any such audit shall not unreasonably interfere with the business of the Commercial Partner and shall be completed within a reasonable time. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable.   In the event that any such audit reveals an underpayment to lntelGenx of more than five percent (5%), the Commercial Partner shall reimburse IntelGenx  for the expense of such audit.  As a condition to such audit, the independent public accountant  selected shall execute a written agreement, reasonably satisfactory  in form and substance to both Parties, to maintain in confidence all information  obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential  terms.  Additionally no auditor may be employed on a contingency basis.

9.3           Confidentiality.  Both Parties will treat all information subject to review under this Section 9 in accordance  with the confidentiality provisions  provided herein.

10.           REPRESENTATIONS AND WARRANTIES

10.1          By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

10.1.1       Corporate  Authority.  Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance  of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance  with its terms subject to the effects of bankruptcy, insolvency or other laws of general application  affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability  is considered a proceeding at law or equity.

10.1.2       Consents and Approvals.   Excluding any required regulatory approvals from Regulatory Authorities, and subject to the approvals referenced  in Sections 8.8 and 8.9 above, such Party has obtained all necessary consents, approvals and authorizations from any federal, state provincial, local or foreign government  or subdivision  thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to any federal, state, provincial, local or foreign government  with jurisdiction  over the subject matter of the transactions  and/or activities contemplated  by this Agreement ("Governmental Authority") and other parties required to be obtained by such Party in connection  with the execution and delivery of this Agreement  and the performance of its obligations hereunder.

10.1.3       Conflicts.  The execution and delivery of this Agreement  and the performance of such Party's obligations hereunder, (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative  order by which such Party is bound.

10.2           By IntelGenx.  IntelGenx hereby further represents, warrants, and covenants to Pacific as of the Effective Date as follows:

I 0.2.1       IP Ownership.  IntelGenx has the sole legal and/or beneficial title to and ownership of the Patents and to the Licensed Know-How as is necessary to grant the License to Pacific pursuant to this Agreement, and the Patents and the Licensed Know-How are free and clear of any liens, encumbrances or third party rights.

10.2.2       No Conflicting Grants. IntelGenx has not and during the term of this Agreement shall not, grant any rights to the Patents or the Licensed Know-How that conflict with the rights granted to Pacific hereunder, and no third party has any rights whatsoever (including the right to receive royalties or any other compensation)  under the Patents or the Licensed Know-How  for the Product.

10.2.3       Third Party Actions. The exercise of the License in the Field of Use by Pacific will not, to the best of IntelGenx' knowledge,  infringe upon the patent or other intellectual property rights of any third party, and no actions, suits, claims, disputes, or proceedings concerning the Patents, the Licensed Know-How  or the Product are currently pending or have been threatened, that could have an adverse effect on the Product or could impair IntelGenx'  ability to perform its obligations under this Agreement. Furthermore, there are no legal suits or proceedings by a third party (including  without limitation employees or former employees of IntelGenx) contesting the ownership or validity of the Patents, the Licensed Know How or the Product or any part thereof, and if IntelGenx shall become aware of any such third party, IntelGenx shall immediately notify Pacific of such, and IntelGenx undertakes to effect any payments required (including the payment of royalties or other compensation) to be made to such third party, and to hold Pacific harmless from, and indemnify and defend Pacific against, any such claims or payments.

11           LIMITATION OF LIABILITY.

Except in the case of willful or fraudulent misrepresentation under Section 10 and indemnification for payments to third parties under Section 15, in no event shall either Party be liable to the other or any of its Affiliates for any consequential,  incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement.

12           PATENTS

12.1           Intellectual Property Ownership. All Product-related intellectual property solely developed by IntelGenx either prior to the Effective Date, or at any time after the Effective Date, shall be owned by IntelGenx, and licensed to Pacific pursuant to the License exclusivity granted herein. All Project-related  intellectual  property invented, created, conceived or developed, as a direct result of the development of the Products shall be owned by the party whose employees make or generate the intellectual  property ("Project Intellectual Property"). If the sole inventor of the Project Intellectual Property is any IntelGenx Parties, it shall be considered IntelGenx Intellectual Property and shall be subject to the licensing terms set forth herein. If the sole inventor of the Project Intellectual  Property is any Pacific Parties, it shall be considered  Pacific Intellectual Property and shall be subject to the licensing terms set forth herein. Intellectual property jointly developed by the Parties in the context of the development of the Product will be jointly owned (the "Joint IP") and IntelGenx' portion of same shall be included in the License granted hereunder. Each Party shall have the right to use such Joint IP in respect to products other than the Product, provided that such other product do not compete with the Product or with any other Product of the other Party; and provided further that neither party shall grant any exclusive rights to, or otherwise dispose of its portion of the Joint IP, without the prior written consent of the other party; other than (i) an assignment  or transfer in connection with a merger of such Party or a sale of all or substantially all of its assets or shares and (ii) Pacific's right to sublicense its portion of the Joint IP in the context of a sublicensing transaction under the License. Employees  of IntelGenx, whether serving as advisors or consultants to Pacific or serving Pacific in any other capacity, shall be considered  employees of IntelGenx for the purpose of determining ownership of intellectual property. Notwithstanding the foregoing, other than as provided in Section 3.1, Pacific shall not be granted any ownership or other rights in or to the IntelGenx Intellectual Property. IntelGenx shall not be granted any ownership or other rights in or to the Pacific Intellectual  Property.

12.2           Patent Prosecution  And Maintenance

12.2.1       Prosecution.  IntelGenx undertakes to prosecute and maintain the Patents using counsel of its choice in the jurisdictions to the extent such jurisdictions are decided after conferring with Pacific.  IntelGenx will provide Pacific with copies of all relevant documentation so that Pacific will be informed of the continuing prosecution and may comment upon such documentation sufficiently  in advance of any initial deadline for filing a response, provided, however, that if Pacific has not commented  upon such documentation in a reasonable time for IntelGenx to sufficiently  consider Pacific's comments  prior to a deadline with the relevant government patent office, or IntelGenx must act to preserve the Patents, IntelGenx will be free to act without consideration of Pacific's comments, if any.

12.2.2       Pacific's Requests.  IntelGenx shall use reasonable efforts to amend any Patent application to include claims or any other changes reasonably requested by Pacific to protect the Product contemplated to be sold under this Agreement. Moreover, IntelGenx will cooperate in the preparation, filing, prosecution, and maintenance of the Patents, including (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable Pacific to file, prosecute, and maintain the Patents in any country; and (b) promptly informing Pacific of matters that may affect the preparation, filing, prosecution, or maintenance of any Patents.

12.2.3       Patent Prosecution Costs. lntelGenx shall bear the costs of preparing, filing, prosecuting and maintaining all patent applications contemplated by Section 12.2.1, provided, however that Pacific shall pay all costs and expenses incurred in making amendments or changes required by Pacific, provided such amendments or changes have been expressly and specifically requested from IntelGenx in advance and in writing by Pacific and provided all such costs and expenses have been pre-approved in writing by Pacific. Costs associated with Joint IP patent applications shall be shared equally.

12.2.4       Co-operation. The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the prosecuting and maintaining Party to prosecute and maintain the relevant Patent.

12.3  Patent  Enforcement

12.3.1       Infringement Notice.  Each party shall promptly notify the other party upon learning of any Infringement Allegation or Licensed Patent Dispute. IflntelGenx  or Pacific determines that any Licensed Patent or Patent Right is being infringed by a third party's activities and that such infringement could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing. In addition, if IntelGenx or Pacific determines that any Licensed Know-How is being misappropriated by a third party's activities and that such misappropriation could affect the exercise of the License under this Agreement, it will promptly notify the other Party in writing.

If Pacific has exercised the Further Development Option, Pacific will have the sole, exclusive and first right but not the obligation to remove such infringement and/or misappropriation and to control all litigation to remove such infringement and/or misappropriation relating to the Product in the Field of Use, all as Pacific shall deem appropriate in its sole discretion. IntelGenx shall provide notice to Pacific of its decision to co-defend (at Pacific's cost) within sixty (60) calendar days from the date the relevant Proceeding (as hereinafter defined) becomes known to IntelGenx. In the event Pacific does, at its discretion, undertake any infringement or misappropriation action and IntelGenx does not co-defend, Pacific will provide IntelGenx with copies of all relevant documentation so that IntelGenx will be informed of the continuing action and may comment upon such documentation. Pacific shall not be permitted to settle any threatened, pending or completed or any claim, issue or matter therein, on behalf oflntelGenx, without the prior written consent oflntelGenx, such consent not to be unreasonably withheld, delayed or conditioned.

For the avoidance of doubt, IntelGenx shall have no obligation or be responsible, financially and/or otherwise, for the enforcement of the Patent Rights, as related to any Product, subject to indemnity in 10.2.3

12.3.2       Co-operation.  The Parties will provide reasonable assistance to each other, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours.

12.3.3       Recovery.  Any amounts recovered in connection with or as a result of any action contemplated by Sections 12.3.2 whether by settlement or judgment, will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery, and any remainder received by IntelGenx or Pacific will be treated as Sublicense Sales Royalties and payments will be due in respect of same pursuant to this Agreement.

12.4           Patent Infringement

12.4.1       License. In the event that Pacific determines that the manufacturing, use or Commercialisation of the Product or any other action authorized under the License or any part thereof, is such that it is commercially reasonable to seek a license to the intellectual property rights of any third party, Pacific shall, upon IntelGenx' approval, such approval not to be unreasonably withheld,  be entitled to enter into negotiations with such third party in order to reach an agreement according to which Pacific shall obtain a license or other applicable right or a waiver from such party with respect to such intellectual property rights.

12.4.2       Claim -Rights and Procedures. In the event that either IntelGenx or Pacific, become aware of any Infringement Allegation, notice of an Infringement Allegation shall promptly be given to the other Party. Notwithstanding the foregoing IntelGenx shall in no way be responsible, financially and/or otherwise for, or be obligated in any way, in the defense of any Infringement Allegations by a third party that the use of the License in the Licensed Application violates a third party's intellectual property rights. All expenses costs, fees, damages, losses, and royalties or other amounts paid in settlement incurred in connection with the defence of such an Infringement Allegation shall in no way be the burden and/or responsibility of IntelGenx  but shall be the sole burden and/or responsibility of the Commercial Partner.

12.4.3       In the event of an Infringement Allegation wherein IntelGenx is sued independently of Pacific, IntelGenx shall, at its sole discretion, have the first right to defend any such Infringement Allegation(s) using counsel of its choice. Pacific shall be responsible for all cost related thereto, join IntelGenx or replace IntelGenx as the defendant in the suit as may be necessary or advisable by IntelGenx' legal counsel, and Pacific will make available its employees and relevant records to assist in and to provide evidence for such suit. All expenses, fees (including reasonable legal fees and expenses), damages, losses and royalties or other amounts paid in settlement and/or incurred in connection with the defence of any Infringement Allegation shall be the burden of Pacific. In the event that the Commercial Partner is solely financially responsible for any Proceeding other than the defense of any Infringement Allegation, all royalties and/or other amounts paid in settlement, and/or recovered in connection with such shall be the sole benefit and/or responsibility of the Commercial Partner.

Neither Party shall, without the consent of the other Party, enter into any settlement or compromise or consent to any judgment in respect of any claim and/or Proceeding related to rights licensed to Pacific under this Agreement, unless such settlement, compromise or consent includes an unconditional release of the other Party from all liability arising out of the claim, if any, and does not otherwise limit or impair the other Party's rights.

13           CONFIDENTIALITY

13.1           Disclosure and Use Restriction. The Parties agree that during the Term of this Agreement and thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information (as such term is defined below) received from the other Party.

13.2           Confidential Information. Information or know-how of a Party shall not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how:
(i)  was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party;
(ii)  was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;
(iii)  became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;
(iv)  was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or
(v)  was independently discovered or developed by such receiving Party, as evidenced by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party.

All Licensed Know-How shall be deemed to be Confidential Information of lntelGenx;  provided that Pacific shall be entitled to disclose and use any Licensed Know-How in the exercise of its rights under this Agreement.

13.3           Authorized Disclosure.  Notwithstanding the provisions of Section 13.1 above, a Party shall be entitled to disclose the Confidential Information of the other Party hereto to the extent that such disclosure is:

(i)           made in response to a valid order of a court of competent jurisdiction; provided, however, that such Party will first (to the extent practicably possible) have given notice to such other Party and given such other Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents  that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information  disclosed in response to such court or governmental order will be limited to that information  which is legally required to be disclosed in response to such court or governmental order;
(ii)           otherwise required by law; provided, however, that the disclosing Party will provide such other Party with notice of such disclosure in advance thereof to the extent practicably possible and to the extent permitted, will redact from such disclosure the other party’s Confidential Information or designate the same as  trade secret;

(iii)           made by such Party to any Regulatory  Authority or Governmental  Authority as necessary for the development or Commercialisation of a Product, including the Product, in a country, as required in connection  with any filing, application or request for Regulatory  Approval or as required by applicable securities laws and regulations, subject to the limitations in Section 13.3(ii);
 (iv)           made by such Party in connection with the performance of this Agreement, to Sublicensees,  Affiliates, directors, officers, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality  and non-use at least equivalent in scope to those set forth in this Agreement;
(v)           made by such Party in the course of submitting financial accounts to relevant authorities as per local statutory requirements or to existing or potential acquirers; existing or potential collaborators; investment  bankers; existing or potential investors,  merger candidates,  partners, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or, bona fide strategic potential partners; each of whom prior to disclosure must be bound by obligations  of confidentiality and non-use at least equivalent in scope to those set forth in this Agreement; or
(vi)           a general description of the Product made by a Party to its shareholders and to potential investors with the aim of securing the financing needed to continue the development of the Product.

14           PRESS RELEASES

Press releases or other similar public communication by either Party relating to the terms of this Agreement (but not, for the avoidance of doubt, unless reference is made to the other Party or the terms of this Agreement, with respect to activities in exercise of its rights under this Agreement) will be approved in advance by the other Party, which approval will not be unreasonably withheld or delayed. Notwithstanding the foregoing,  those communications required by applicable law, regulation or securities exchange  rule (including, but not limited to, a public offering prospectus), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously  disclosed publicly with respect to this Agreement,  will not require advance approval, but will be provided to the other Party as soon as practicable after the release or communication thereof.  For the avoidance of doubt, the Parties may issue press releases regarding the fact that this Agreement has been signed and the nature of the agreement so long as they do not describe the specific provisions hereof without approval from the other party.

15           INDEMNIFICATION

15.1           Indemnification of IntelGenx. Pacific will defend and hold IntelGenx and its directors, officers,  Affiliates, employees and agents ("lntelGenx Parties") hannless, from and against any and all liability, Proceedings, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) the negligence or willful misconduct on the part of Pacific in performing any activity contemplated by this Agreement or (b) a breach by Pacific of any representations,  warranties, or covenants set forth in this Agreement; except to the extent arising from the (i) negligence or willful misconduct on the part of an IntelGenx Party; or (ii) breach by IntelGenx of any representations, warranties or covenants set forth in this Agreement.

15.2           lntelGenx  Insurance. During the Term of this Agreement, IntelGenx shall maintain insurance coverage for general liability and property damage, including sufficient insurance covering IntelGenx' indemnification  obligations to Pacific, in an amount no less than $1,000,000 per occurrence, with an aggregate annual limit of$2,000,000, and shall provide evidence of such insurance to Pacific.

15.3           Indemnification  of Pacific.  IntelGenx will defend and hold Pacific, its Affiliates, and their respective directors, officers, employees and agents ("Pacific Parties"), harmless, from and against any and all liability, suits, investigations, claims or demands by a third party to the extent arising from or occurring as a result of or in connection with (a) negligence or willful misconduct on the part of IntelGenx or (b) breach by IntelGenx of any representations,  warranties, or covenants set forth in this Agreement, except to the extent the liability or loss arises from or occurs as a result of or in connection  with (i) negligence or willful misconduct on the part of a Pacific Party; or (ii) breach by Pacific of any representations, warranties, or covenants set forth in this Agreement.

15.4           Pacific Insurance. During the Term of this Agreement, Pacific shall maintain insurance coverage for general liability and property damage, including sufficient insurance covering Pacific's indemnification  obligations to IntelGenx, in an amount no less than $1,000,000 per occurrence, with an aggregate annual limit of$2,000,000, and shall provide evidence of such insurance to IntelGenx.

15.5           Conditions to Indemnity.  Each Party's  agreement to indemnify and hold the other harmless is conditioned  upon the indemnified Party (i) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified  Party has knowledge of such claim, demand or action, (ii) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, (iii) assisting the indemnifying  Party, at the indemnifying  Party's expense, in the investigation of, preparation of and defense of any such claim or demand; and (iv) the indemnifying  Party not compromising  or settling such claim or demand without the indemnified  Party's prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Party a complete release from all liability in respect of such claim or litigation; provided that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (i), the indemnifying  Party shall only be relieved of its indemnification  obligation to the extent it is prejudiced by such failure and provided further that the indemnified  Party is not obligated to notify the indemnifying Party of claims, demands and/or actions made directly against the indemnifying  Party only. Notwithstanding the foregoing, if in the reasonable judgment of the indemnified  Party, such suit or claim involves an issue or matter which could have a materially adverse affect on the business, operations or assets of the indemnified Party, the indemnified  Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification  rights such indemnified  Party may have at law or in equity.

16           TERM AND TERMINATION

16.1          Term.  Unless earlier terminated in accordance with the provisions of Section 2.4 or Section 16, the term of this Agreement (the "Term") commences upon the Effective Date and will continue until terminated  in accordance with the terms hereof.

16.2          Termination.

16.2.1       Termination  for Breach. Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the defaulting Party notice specifying the nature of the material breach, requiring the defaulting Party to make good or otherwise cure such material breach, providing specific actions that the defaulting Party could take to cure such material breach, and stating its intention to invoke the provisions of Section 16.2 if such material breach is not cured. If such material breach is not cured within ninety (90) days after the receipt of such notice (or, if such material breach cannot be cured within such ninety (90) day period, if the defaulting Party does not commence actions to cure such material breach within such period and thereafter diligently continue such actions), the Party not in default will be entitled, without limiting any of its other rights conferred on it by this Agreement (except as expressly set forth herein), to terminate this Agreement by providing written notice to the breaching Party.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by IntelGenx as a result of Pacific's material breach of this Agreement, and without derogating from any oflntelGenx' other rights at law, IntelGenx shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights granted to Pacific, continue utilizing the Patents and the Know-How for the exploitation of the Products, with the right to set-off, from any sums due to Pacific hereunder, amounts equivalent to any damage caused to IntelGenx as a result of Pacific breach hereunder.

Notwithstanding anything to the contrary herein, in the event of termination of the Agreement by Pacific as a result oflntelGenx' material breach of this Agreement, and without derogating from any of Pacific's other rights at law, Pacific shall have the right to continue any and/or all activities contemplated in under and/or by this Agreement, terminate all rights, other than the royalty obligations set forth herein, granted to IntelGenx, continue utilizing the Patents and the Know-How for the exploitation of the Products.

16.2.2       Voluntary Termination. Pacific may forthwith terminate this Agreement upon the occurrence of any of the following events:

(a)
IntelGenx fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which, if capable of being cured, has not been cured within ninety (90) days after written notice by Pacific (in which Pacific specifies the nature of such failure or misrepresentation);

(b)	IntelGenx enters into any compromise with creditors or a general agreement for referral of payment with its creditor;
(c)	IntelGenx makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;

(d)	IntelGenx files a voluntary petition in bankruptcy; and
(e)	An involuntary petition in bankruptcy is filed against IntelGenx and not dismissed within 60 days of filing.

IntelGenx shall in furtherance of and in addition to the provisions of Sections 16.2.1 and 16.2.3, be entitled, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following events:

(a)
Pacific fails to perform any of its obligations hereunder or makes any material misrepresentation in this Agreement, which has not been cured within ninety (90) days after written notice by IntelGenx (in which IntelGenx specifies the nature of such failure or misrepresentation);

(b)	Pacific enters into any compromise with creditors or a general agreement for referral of payment with its creditor;
(c)	Pacific makes or suffers to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors;
(d)	Pacific files a voluntary petition in bankruptcy; and
(e)	An involuntary petition in bankruptcy is filed against Pacific and not dismissed within sixty (60) days of filing.

16.2.3       Termination for Convenience. IntelGenx shall be entitled, in its sole discretion, to terminate this Agreement at any time on thirty (30) days written notice to Pacific, without the need to pay  Pacific any compensation  in respect of such termination, in which case the License granted under this Agreement shall immediately  terminate. Pacific shall have no right to terminate this Agreement other than for cause in accordance with the provisions of Section 16.2.1 above. Payment obligations by Pacific under this Agreement incurred or accrued prior to the termination would remain in effect until completed. For the avoidance of doubt, in the event that lnteiGenx terminates this Agreement pursuant to this section, 16.2.3, IntelGenx shall not be entitled to reimbursement of Internal Costs.

16.3          Consequences of Termination

16.3.1       License. Upon early termination  of this Agreement, all rights granted to Pacific under Section 3.1 will terminate; provided that Pacific shall have a period of one hundred eighty (180) days after the date of termination  to sell-off all previously made Product, subject to Royalties and Sublicense Sale Royalties on such sales being duly paid to IntelGenx. Upon termination of this Agreement all sublicenses granted by Pacific shall, at IntelGenx'  sole discretion, either terminate or, unless termination  is due to breach by IntelGenx or pursuant to Section 16.2.2, be automatically transferred to IntelGenx upon written request from IntelGenx.  For the greater certainty, any agreement with a Sublincensee shall be consistent with this Agreement.

16.3.2       Return of Information and Materials.  Upon early termination of this Agreement, each Party will return to the other all Confidential  Information of the other Party (except one copy of which may be retained for archival and compliance purposes), Each Party will return to the other Party or its designee all Licensed Know-How  and any other tangible materials received by the Party under this Agreement and the Party will further waive and actively deregister or assign as requested by the other Party, all Patent right registrations made hereunder.16.3.3

16.2.3       Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation  that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

16.3.4       Survival. Sections 2.3, 3.4, 7.3, 7.4, 9, 11, 12.1, 13, 15, 16.3 and 17.11, and 17.3 of this Agreement will survive expiration or termination of this Agreement for any reason.

16.3.5       Further Development. In the event that IntelGenx exercises its Transfer Option Pacific shall not, directly or indirectly, work outside of this Project, either alone or with any third party, on the development of a combination  product containing both pentoxifylline and n-acetylcystein, for a period of twenty (20) years from the Effective Date of this Agreement, whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, guaranteeing the debts or obligations of or permitting its name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in any business that is directly competitive with the a combination  product containing both pentoxifylline and n-acetylcystein.

17            MISCELLANEOUS

17.1           Assignment. Without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (i) either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Affiliate, or to any third party successor in interest with which it has merged or consolidated, or to which it has transferred all or substantial  part of its assets or stock to which this Agreement relates.  Any purported assignment or transfer in violation of this Section 17.1 will be void ab initio and of no force or effect.

17.2           Severability. Should any term or provision of this Agreement be or become invalid or unenforceable or should this Agreement contain an omission, the validity or enforceability of the remaining terms or provisions shall not be affected. In such case, subject to the next following sentence, the Parties shall immediately commence to negotiate in good faith in order to replace the invalid or unenforceable  term or provision by such other valid or enforceable term or provision which comes as close as possible to the original intent and effect of the invalid or unenforceable  term or provision, or respectively, to fill the omission by inserting such term or provision which the Parties would have reasonably agreed to, if they had considered the omission at the date hereof. In the event that any term or provision as aforesaid is invalid, void or unenforceable by reason of its scope, duration or area of applicability or some similar limitation as aforesaid, then the court making such determination shall have the power to reduce the scope, duration, area or applicability  of the term or provision so that they shall be enforceable to the maximum scope, duration, area or applicability permitted  by applicable  law which shall not exceed those specified in this Agreement or to replace such term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable  term or provision.

17.3           Governing Law. This Agreement shall be governed by and construed in accordance  with Ontario law, without reference to any rules of conflicts of laws. All disputes arising out of or related to this Agreement, and any remedies relating thereto, shall be construed, governed, interpreted, and applied in accordance  with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario, without resort to conflict of law principles, except that questions affecting the construction, validity, and effect of any patent shall be determined  by the law of the country in which the patent shall have been granted.  The Parties agree that the United Nations Convention  on Contracts for the International Sale of Goods is specifically excluded from and shall not govern the rights and obligations of the Parties under this Agreement. Any actions or Proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any other document referred to in this Agreement shall be litigated in courts having situs in the Province of Ontario Each Party hereby submits to the exclusive jurisdiction of any provincial or federal court located in the Province of  Ontario, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation  brought against it by any Party in accordance  with this Section. Furthermore, to the maximum extent permitted by law, each Party hereby waives any and all objections or defenses to the jurisdiction of such courts, including forum non-conveniens.

This Section 17.3 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction  in the event of a breach or prospective breach of this Agreement by the other Party, which would cause irreparable  harm to the first Party.

17.4           Notices. All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement  of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to IntelGenx, to:

IntelGenx Corp.
6425 Abrams
Ville St-Laurent (Quebec) H4S 1X9
Canada
Fax: +1 514-331-0436

If to Pacific, to:

Pacific Therapeutics Ltd.
409 Granville Street
Suite #1023
Vancouver, BC V6C1T2 Canada

or to such other address as the Party to who notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered, (ii) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally),  (iii) on the third business day following the date of mailing, if sent by mail (fifth business day if sent internationally) and (iv) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic mail followed  by facsimile.   It is understood and agreed that this Section 17.4 is not intended to govern the day-to-day business communications  necessary between the Parties in performing  their duties, in due course, under the terms of this Agreement.

17.5         Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto, including the term sheet executed between the Parties dated April19, 2010, are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

17.6          Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

17.7          Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

17.8          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17.9          No Third Party Beneficiaries.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

17.10        Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

17.11        Restriction on Development.  Subject to Sections 2.4 and 16, neither Party shall, directly or indirectly, work outside of this Project, either alone or with any third party not currently involved with the Project, on the development of a combination product containing both pentoxifylline and n-acetylcystein, for a period of seven (7) years from the Effective Date of this Agreement, whether by carrying on or engaging in or being concerned with or interested in or advising, lending money to, guaranteeing the debts or obligations of or permitting its name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in any business that is directly competitive with the a combination product containing pentoxifylline and n-acetylcystein.

17.12        Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non- performance hereof but only to the extent that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labour trouble, act of war or terrorism and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect. If any such force majeure event continues for a continuous period of three (3) months, the Party whose performance is not prevented by such event may terminate this Agreement with immediate effect by providing the other Party with written notice.

17.13        Language. The parties have requested that this Agreement and all communications and documents relating hereto be expressed in the English language. Les parties ont exige que la presente convention ainsi que tous les documents s'y rattachant soient rediges dans Ia langue anglaise.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

IntelGenx Corp.

Signature: /s/ Paul A. Simmons

Name: Paul A. Simmons
Title: CFO

Pacific Therapeutics Ltd.

Signature: /s/ Doug Unwin

Name: Doug Unwin
Title: CEO